For more information, contact:

Katharine Boyce

Investor Relations Coordinator

Acxiom Corporation

(501) 342-1321

EACXM

Acxiom Shareholders Elect Directors, Approve Changes to Equity Compensation Plan

LITTLE ROCK, ARK – December 21, 2007 – Acxiom® Corporation held its 2007 Annual Shareholders Meeting today at which three directors were elected. Dr. Mary L. Good and Stephen M. Patterson were re-elected to the board, while Kevin M. Twomey was elected to his first term as a director, filling the board seat previously occupied by Rodger S. Kline.

Additionally, shareholders approved a change to the Company’s 2005 Equity Compensation Plan to increase the pool of shares available for grant from 13.3 million to 20.3 million shares.

The company also announced that it has purchased approximately 3.6 million shares of its stock pursuant to the repurchase program announced on October 29, 2007.

About Acxiom

Acxiom Corporation (Nasdaq: ACXM; www.acxiom.com) integrates data, services and technology to create and deliver customer and information management solutions for many of the largest, most respected companies in the world. The core components of Acxiom’s innovative solutions are Customer Data Integration (CDI) technology, data, database services, IT outsourcing, risk mitigation, consulting and analytics, and privacy leadership. Founded in 1969, Acxiom is headquartered in Little Rock, Arkansas, with locations throughout the United States and Europe, and in Australia, China and Canada. For more information, visit www.acxiom.com.

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